Contact:	Amedisys, Inc. Gregory H. Browne Chief Financial Officer (225) 292-2031 gbrowne@amedisys.com

Noonan/Russo Investor Relations Brian Ritchie (212) 845-4269 brian.ritchie@eurorscg.com

AMEDISYS REPORTS FIRST QUARTER 2005
RESULTS

Company Reports Record Quarterly Revenue and Net Income and
Increases Guidance for 2005

COMPANY TO HOST CONFERENCE CALL
TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (May 3, 2005) – Amedisys, Inc. (NasdaqNM: “AMED”, “Amedisys” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the first quarter ended March 31, 2005.

For the quarter ended March 31, 2005, the Company reported record quarterly net income of $7.1 million, or $0.45 per diluted share, on record quarterly net service revenue of $70.4 million. Net service revenue increased by 49 percent when compared with the $47.3 million reported for the comparable period in the prior year. Amedisys reported net income of $4.2 million, or $0.34 per diluted share, for the quarter ended March 31, 2004. The diluted weighted average number of shares outstanding approximated 15.7 million for the quarter ended March 31, 2005 and 12.5 million for the comparable period of 2004.

“Our record quarterly revenue and net income are indicative of the Company’s strong, and ongoing, commitment to both organic growth and selective acquisitions,” noted William F. Borne, Chief Executive Officer of Amedisys. “We reported an increase in net income for the quarter ended March 31, 2005 of approximately 68 percent when compared with the first quarter of the prior year. This increase in net income is due in part, to the continued strong internal growth of Medicare admissions. This growth rate was approximately 21 percent for the first quarter and reflects the significant efforts made by our field staff towards further enhancing the clinical reputation of the Company. Amedisys believes that its internal growth rate of Medicare admissions will be between 15 and 20 percent for the remainder of 2005.”

“Through May, 2005, Amedisys opened a total of eight new locations, and expects to open at least 20 new locations in 2005. Going forward, start-ups are expected to become an increasingly important part of our growth strategy.”

“We remain as excited about our future opportunities as we are about our past performance. Our Balance Sheet continues to position Amedisys to take advantage of future strategic acquisition opportunities in home health. The Company had strong cash flow during the quarter, and ended with a cash position of approximately $79 million, as compared with $89 million at year-end, despite utilizing almost $16 million on two acquisitions during the quarter. The Company believes that our internal growth rate of Medicare admissions, when combined with the additional acquisition opportunities, will allow Amedisys to continue delivering strong earnings growth for our shareholders.”

“Therefore, based on currently available information, and inclusive of the most recent acquisitions, we are increasing our earnings guidance from the previously announced $1.71 to $1.77 cents per diluted share, to between $1.75 and $1.81 cents per diluted share for fiscal 2005. Fully diluted shares for 2005 are expected to be approximately 15.9 million. This guidance reflects our 2005 estimated income tax rate of approximately 39.4 percent. Annual revenue is expected to exceed $300 million.”

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET. To access this call, please dial 1-800-865-4435 (domestic) or 1-973-935-2404 (international). A replay of the conference call will be available until May 10th 2005, by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The replay pin number is 6009917.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

      Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

AMEDISYS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2005 and 2004
(Amounts in thousands, except per share data)

	(Unaudited)
	For the three months ended
	March 31,
	2005	2004
Income:
Net service revenue	$70,437	$47,339
Cost of service revenue (excluding depreciation and amortization)	28,461	19,480

Gross margin	41,976	27,859

General and administrative expenses:
Salaries and benefits	18,005	12,557
Other	12,459	8,397

Total general and administrative expenses	30,464	20,954

Operating income	11,512	6,905

Other income (expense):
Interest income	381	52
Interest expense	(145)	(124)
Miscellaneous	(15)	(4)

Total other income (expense), net	221	(76)

Income before income taxes	11,733	6,829

Income tax expense	4,623	2,608

Net income	$7,110	$4,221

Basic weighted average common shares outstanding	15,390	12,006

Basic income per common share:
Net income	$0.46	$0.35

Diluted weighted average common shares outstanding	15,740	12,536

Diluted income per common share:
Net income	$0.45	$0.34

AMEDISYS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of March 31, 2005 and December 31, 2004
(Amounts in thousands, except share data)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$78,917	$89,679
Patient accounts receivable, net of allowance for doubtful accounts of $4,216 at March 31, 2005 and $3,751 at December 31, 2004	24,848	24,478
Prepaid expenses	3,572	1,356
Inventory and other current assets	2,838	3,377

Total current assets	110,175	118,890

Property and equipment, net	14,677	10,003
Goodwill	80,065	62,537
Intangible assets, net of $1,549 and $1,177 of accumulated amortization at March 31, 2005 and December 31, 2004, respectively	6,621	4,447
Other assets, net	6,188	3,856

Total assets	$217,726	$199,733

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:

Accounts payable	$4,419	$6,681
Accrued expenses:
Payroll and payroll taxes	14,920	11,914
Insurance	5,438	4,663
Income taxes	2,619	271
Legal settlements	2,013	1,833
Other	4,955	3,822
Current portion of long-term debt	3,396	1,689
Current portion of obligations under capital leases	250	423
Current portion of Medicare liabilities	9,263	9,327
Current portion of deferred income taxes	863	1,353

Total current liabilities	48,136	41,976

Long-term debt	2,066	1,380
Obligations under capital leases	189	329
Deferred income taxes	7,711	6,749
Other long-term liabilities	826	826

Total liabilities	58,928	51,260

STOCKHOLDERS’ EQUITY:

Preferred stock, $.001 par value, 5,000,000 shares authorized;	—	—
None issued and outstanding

Common stock , $.001 par value, 30,000,000 shares authorized;	15	15
15,449,454 and 15,310,547 shares issued and 15,445,287 and 15,306,380 shares outstanding at
March 31, 2005 and December 31, 2004, respectively

Additional paid-in capital	135,696	132,032
Unearned compensation	(449)	—
Treasury stock at cost, 4,167 shares held at March 31, 2005 and December 31, 2004	(25)	(25)
Retained earnings	23,561	16,451

Total stockholders’ equity	158,798	148,473

Total liabilities and stockholders’ equity	$217,726	$199,733

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